EX-99.(2)(k)(2)

FORM OF MASTER TRANSFER AGENCY AGREEMENT

THIS AGREEMENT made as of the [ ] day of [    ], 2018 is by and between each closed-end management investment company identified on Appendix A hereto, severally and not jointly (each, a “Fund”), each a limited liability company formed under the laws of the State of Delaware, and Goldman Sachs & Co. LLC (“Goldman Sachs”), a New York limited liability company.

WITNESSETH:

WHEREAS, the Funds intend to engage in business as closed-end management investment companies, and are registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Funds expect to offer common units of limited liability company interests (“Units”), and, although the Funds have no current intention to do so, they may also offer preferred units (“Preferred Units”);

WHEREAS, the Funds desire to appoint Goldman Sachs as Transfer Agent and to perform the services contemplated hereby with respect to the Funds; and

WHEREAS, Goldman Sachs is a registered transfer agent and is authorized to enter into this agreement and desires to accept appointment as Transfer Agent.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT

1.01.

Subject to the terms set forth in this Agreement, each Fund hereby appoints Goldman Sachs as Transfer Agent and to perform the services contemplated hereby with respect to a Fund and the Units and Preferred Units (if any).

1.02.	Goldman Sachs hereby accepts such appointment and agrees that it will act as Transfer Agent and perform the services described herein with respect to a Fund and the Units and Preferred Units (if any).

1.03.

Goldman Sachs agrees to provide the necessary facilities, equipment and executive, administrative and clerical personnel to perform its duties and obligations hereunder in accordance with the terms hereof.

1.04.

Goldman Sachs may engage third parties to act as agents for the purpose of providing some or all of the transfer agency services described below all as shall be set forth in a written contract between Goldman Sachs and the agent; provided, however, that the appointment of any agent shall not relieve Goldman Sachs of its responsibilities or liabilities hereunder.

2.	TRANSFER AGENT

2.01.

Goldman Sachs shall, subject to any instructions (as contemplated by Section 5 hereof) and the terms set forth in the registration statement for the Units and the Preferred Units, record the issuance, transfer, and repurchases of Units and Preferred Units (if any) in accordance with the following provisions of this Section 2.

2.02.

After being notified by a Fund’s custodian (the “Custodian”) that the purchase price in respect of orders to purchase Units or, if applicable, Preferred Units has been received, and notice from a Fund that subscription agreements with respect to such purchases have been accepted at an initial or subsequent close, Goldman Sachs shall compute, in accordance with each Fund’s Unitholder Documents (the term “Unitholder Documents,” as used herein, shall be deemed to mean each Fund’s then current registration statement and all applicable supplements thereto, as well as reports and other materials filed under the 1940 Act or the Securities and Exchange Act of 1934, as amended (the “1934 Act”), unless the context otherwise requires), the number of Units and/or Preferred Units to be purchased at the applicable offering price per Unit or per Preferred Unit and shall (i) credit the account of the purchaser with the number of Units or Preferred Units so purchased as of the time contemplated by the Unitholder Documents and (ii) upon the settlement date, deliver a confirmation of such purchase to the purchaser of Units (a “Unitholder”) or Preferred Units (a “Preferred Unitholder”) from a Fund and notice of such credit of the purchase price for the Units or Preferred Units paid by the Unitholder or Preferred Unitholder to a Fund.

2.03.

Upon receipt of requests for transfer in proper form, confirmation of approval by the investment manager for each Fund (“Investment Manager”) or a Fund’s Board of Managers (a “Fund Board”) and tender by the Unitholder of all expenses, including attorneys’ and accountants’ fees, incurred by a Fund in connection with the review of the transfer and in accordance with all applicable instructions of such Fund (as contemplated by Section 5 hereof), Goldman Sachs shall make appropriate entries to reflect the transfer of Units and acceptance of related subscription documentation on the records of such Fund maintained by it. Goldman Sachs shall not itself be obligated to ensure that the transfer is authorized in accordance with the requirements of a Fund’s registration statement, but Goldman Sachs is obligated to confirm with the Investment Manager prior to accepting and recording any transfer that the transfer has been duly approved by the Investment Manager or a Fund Board.

2.04.

Upon receipt of written notice and instructions from a Fund that it will repurchase Units, whether of a single Unitholder (or Preferred Unitholder, if applicable) or through an offer to a substantial number of Unitholders (or Preferred Unitholders, if applicable), Goldman Sachs shall make an accurate record of the date and time of receipt of such repurchase notice and of the Unitholder(s) (or Preferred Unitholder(s)) affected, and shall process such requests in accordance with the following provisions. After confirming with the Investment Manager, that a proposed repurchase, whether requested by a Fund or by a Unitholder (or a Preferred Unitholder) complies with the standards for repurchase approved by such Fund (as evidenced by the Unitholder Documents, a repurchase offer and/or instructions), Goldman Sachs shall compute, in accordance with the Unitholder Documents, the repurchase offer and instructions, the amount of repurchase payment due to each record Unitholder whose Units are set for repurchase by such Fund. If Goldman Sachs receives a request for repurchase of Units from a Unitholder (or Preferred Unitholder), Goldman Sachs shall submit such request to the applicable Fund and await receipt of written notice and instructions from the Fund that it agrees to repurchase such Units. If the Fund does not approve such repurchase, Goldman Sachs will notify the Unitholder (or Preferred Unitholder) of the rejection of its request. At such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of repurchases in accordance with the Unitholder Documents, repurchase offer and instructions, Goldman Sachs shall advise the Custodian of aggregate repurchase requests approved by a Fund and for which the Custodian is authorized to effect payment and shall advise the Custodian of the amount required to pay any portion of such repurchases that is payable by wire and the amount required to pay any portion of such repurchases that is payable by check. Goldman Sachs shall, as applicable, instruct the Custodian to wire transfer such repurchase payment amounts to a payment account of a Fund in accordance with the instructions. At such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of repurchases in accordance with the provisions of the Unitholder Documents, applicable repurchase offer and instructions, Goldman Sachs shall give wiring instructions to the Custodian so as to effect payment for repurchases to Unitholders (or Preferred Unitholders) in the correct amount. In accordance with provisions of the resolutions of a Fund Board, if applicable, and the Unitholder Documents, repurchase offer or instructions, as applicable, and with the terms of this Agreement, Goldman Sachs shall prepare and deliver checks for repurchases to Unitholders (or Preferred Unitholders) whose Units (or Preferred Units) the Fund exercised its right to repurchase or whose Units (or Preferred Units) had been tendered pursuant to a repurchase offer or who had requested such repurchase. Goldman Sachs shall (i) deduct from the account of the tendering Unitholder the number of shares of Units (or Preferred Units) repurchased by the Fund as of the time contemplated by the Unitholder Documents, repurchase offer and instructions and (ii) deliver to the Unitholder (or Preferred Unitholder) whose Units (or Preferred Units) are being repurchased, a confirmation of the repurchase. Notwithstanding anything to the contrary and if in accordance with the provisions of the Unitholder Documents, applicable repurchase offer and instructions, Goldman Sachs may also instruct the Custodian to wire any amounts required to pay repurchase payments pursuant to this paragraph 2.04, either directly or through a sub-transfer agent, to any sub-placement agents in respect of omnibus or similar accounts so that such sub-placement agents may effect such repurchase payments by wire or check, as applicable.

2.05.

Upon receipt of written notice and instructions from a Fund, Goldman Sachs shall notify any Unitholder of any delinquency or default by such Unitholder in connection with a drawdown request by such Fund and take such steps as are necessary to effect any reallocation or cancellation of Units, in accordance with the terms of the Unitholder Documents, and make appropriate entries on the records of the Fund maintained by it. Goldman Sachs shall not itself be obligated to ensure that a Unitholder is delinquent or in default in accordance with the Unitholder Documents.

2.06.

In addition to delivering the confirmation to purchasers of Units or Preferred Units as provided in paragraph 2.02 and the confirmation of repurchase to Unitholders or Preferred Unitholders whose Units or Preferred Units are being repurchased, as provided in paragraph 2.04, Goldman Sachs will also provide statements to Unitholders and Preferred Unitholders reflecting purchases, transfers, distributions, delinquencies, defaults and repurchases as described in the Unitholder Documents.

3.	DIVIDENDS AND DISTRIBUTIONS

3.01.

With respect to those dividends and distributions to Unitholders or Preferred Unitholders which a Fund has determined to satisfy in additional Units, Goldman Sachs shall credit the account of such Unitholders or Preferred Unitholders with the requisite number of additional Units or Preferred Units relative to each such dividend or distribution.

3.02.

At such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends or distributions to Unitholders in accordance with the provisions of the Unitholder Documents and any instructions, Goldman Sachs shall advise the Custodian orally of and confirm to it in writing, the aggregate amount of dividends or distributions which is payable to Unitholders and shall advise the Custodian orally of and confirm to it in writing, the amount required to pay any portion of any such dividend or distribution which is payable by wire and the amount required to pay any portion of any such dividend or distribution which is payable by check. Goldman Sachs shall as applicable instruct the Custodian to wire transfer cash dividends or distributions to a Fund’s relevant account established and maintained at the Custodian or at another custodian selected by a Fund from time to time in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed by Goldman Sachs and the Custodian so as to provide for the timely payment of cash dividends and distributions in accordance with the provisions of the Unitholder Documents or any instructions, Goldman Sachs shall give wiring instructions to the Custodian so as to effect payment for dividends and distributions to Unitholders who requested such payment by wire. In accordance with the provisions of the resolutions of a Fund Board, if applicable, and the Unitholder Documents or any instructions, and with the terms of this Agreement, Goldman Sachs shall prepare and mail checks for dividends or distributions to Unitholders who requested payment thereof by check. Notwithstanding anything to the contrary and if in accordance with the provisions of the Unitholder Documents and any instructions, Goldman Sachs may also instruct the Custodian to wire any amounts required to pay cash dividends or distributions to Unitholders pursuant to this paragraph 3.02, either directly or through a sub-transfer agent, to any sub-placement agents in respect of omnibus or similar accounts so that such sub-placement agents may effect such dividend or distribution payments by wire or check, as applicable.

3.03.

With respect to those record holders of Preferred Units, if any, at such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of cash dividends or distributions to Preferred Unitholders in accordance with the provisions of the Unitholder Documents, the Organizational Documents (as defined below), including any Certificate of Designation of Preferred Units, and any instructions, Goldman Sachs shall advise the Custodian orally of and confirm to it in writing, the aggregate amount of cash dividends or distributions which is payable to Preferred Unitholders and shall advise the Custodian orally of and confirm to it in writing, the amount required to pay any portion of any such dividend or distribution which is payable by wire and the amount required to pay any portion of any such dividend or distribution which is payable by check. Goldman Sachs shall as applicable instruct the Custodian to wire transfer cash dividends or distributions to a Fund’s relevant account established and maintained at the Custodian or at another custodian selected by each Fund from time to time in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends and distributions in accordance with the provisions of the Unitholder Documents, the Organizational Documents, including any Certificate of Designation of Preferred Units, and any instructions, Goldman Sachs shall give wiring instructions to the Custodian so as to effect payment for dividends and distributions to Preferred Unitholders who requested such payment by wire. In accordance with the provisions of the resolutions of a Fund Board, if applicable, and the Unitholder Documents, the Organizational Documents, including any Certificate of Designation of Preferred Units, and any instructions, and with the terms of this Agreement, Goldman Sachs shall prepare and deliver checks for dividends or distributions to Preferred Unitholders who requested payment thereof by check.

4.	ADDITIONAL DUTIES

4.01.

Goldman Sachs shall establish and maintain a separate account in the name of and for the benefit of each Unitholder and each Preferred Unitholder who holds the Units or Preferred Units directly through Goldman Sachs or, except to the extent that Goldman Sachs establishes and maintains separate accounts in the name of and for the benefit of certain sub-agents and third party brokers through which Unitholders and Preferred Unitholders hold their Units or Preferred Units on an omnibus basis as provided in Section 4.02, through a sub-agent or third party broker. Goldman Sachs shall maintain records showing for each Unitholder’s or Preferred Unitholder’s account held by it the following: (a) name, address, tax identification number and number of Units and/or Preferred Units held; (b)

historical information regarding the account, including dividends and distributions paid and date and price for all transactions (i.e., purchases, transfers and repurchases of Units or Preferred Units by a Fund); (c) any stop or restraining order placed against the account; (d) information with respect to withholdings; (e) any dividend or distribution address and correspondence relating to the current maintenance of the account; and (f) any information required in order for Goldman Sachs to perform the calculations and make the determinations contemplated or required by this Agreement.

4.02.

Goldman Sachs may also establish and maintain a separate account in the name of and for the benefit of certain sub-agents and third party brokers through which Unitholders and Preferred Unitholders hold their Units or Preferred Units on an omnibus basis. In respect to such sub-agent and third party broker accounts, the sub-agent and third party broker shall be responsible for maintaining accounts for the Unitholders and Preferred Unitholders and for making distributions and paying dividends to such Unitholders and Preferred Unitholders after receipt of dividends and distributions paid pursuant to Section 3 above and for effecting transfers, repurchases and purchases of Units and Preferred Units, issuing confirmations and sending periodic account statements to the Unitholders and Preferred Unitholders. Goldman Sachs shall not be responsible for the conduct of sub-agents or third party brokers, which shall contract with a Fund and such Fund’s placement agent.

4.03.

Goldman Sachs shall report abandoned property in accounts for Unitholders, Preferred Unitholders, sub-agents and third party brokers held by it to state authorities as authorized by a Fund in accordance with the policies and procedures agreed upon by a Fund and Goldman Sachs.

4.04.

Goldman Sachs maintains policies and procedures reasonably designed to comply with applicable customer identification requirements and know-your-customer requirements as well as applicable anti-money laundering laws, including, without limitation, the USA Patriot Act. Goldman Sachs will comply with those policies and procedures in connection with performance of its duties hereunder. Each Fund may also elect to delegate to Goldman Sachs (who may delegate to one or more agents) certain agreed-to compliance and investor identification responsibilities under applicable anti-money laundering laws, rules and regulations. Such responsibilities include, without limitation, maintenance of identification information regarding Unitholders and Preferred Unitholders with respect to the ownership of, and transactions in, Units or Preferred Units of a Fund for which Goldman Sachs maintains the applicable Unitholder or Preferred Unitholder information.

4.05.

Goldman Sachs shall maintain all records relating to its activities and obligations under this Agreement in such manner as will enable a Fund and Goldman Sachs to meet their respective obligations under: (i) the Unitholder Documents; (ii) the required recordkeeping and reporting provisions of the 1934 Act, particularly Section 17A thereof, and of the 1940 Act, particularly Section 31 thereof, and state securities or “Blue Sky” laws, and the rules and regulations thereunder; and (iii) applicable federal and state tax laws and regulations thereunder.

4.06.

All records maintained by Goldman Sachs in connection with the performance of its duties under this Agreement will remain the property of a Fund, shall be returned to such Fund promptly upon request and, in the event of termination of this Agreement, will be promptly returned to or delivered as directed by such Fund. Such records may be inspected by a Fund at reasonable times. In the event such records are returned to or delivered as directed by a Fund, Goldman Sachs may at its option retain copies of such records.

4.07.

Goldman Sachs shall furnish to each Fund: (a) at the time of the offering of the Units or Preferred Units or the distribution of Units or Preferred Units as a stock dividend, information as to the Units and Preferred Units distributed or to be distributed (whether through the offering or through a distribution by a Fund) in each state for “Blue Sky” purposes at such times and in such degree of detail as is necessary for the Fund to verify the satisfaction of, or to satisfy its obligations to register or complete a notice filing with respect to such Units and/or Preferred Units under, applicable “Blue Sky” laws, and (b) copies of Unitholder and Preferred Unitholder lists and such other information and statistical data as may reasonably be requested in instructions.

4.08.

Goldman Sachs shall file with the Internal Revenue Service and with the appropriate state agencies, and, if required, mail to Unitholders and Preferred Unitholders holding Units or Preferred Units directly through Goldman Sachs such returns for reporting:

(i)	return of capital, dividends and distributions paid, credited or withheld as are required by the Unitholder Documents or applicable law or regulation to be so filed and mailed and

(ii)	expenses incurred by a Fund as are required by applicable federal law.

With respect to Unitholders and Preferred Unitholders holding through sub-agents or third party broker-dealers on an omnibus basis, Goldman Sachs shall not be responsible for filing such information or making such mailings . Upon the request of each Fund, however, Goldman Sachs will cooperate with a Fund in providing to such sub-agent and third party broker-dealer sufficient information to make such filings and mailings.

4.09.

Goldman Sachs will provide each Unitholder or Preferred Unitholder who holds Units or Preferred Units directly through Goldman Sachs with a printed confirmation for each transaction or an individual statement as may be described in the Unitholder Documents. Upon request from a Unitholder or Preferred Unitholder, Goldman Sachs shall prepare and deliver a statement showing all activity in such Unitholder’s or Preferred Unitholder’s account.

4.10.

Goldman Sachs shall deliver to Unitholders and Preferred Unitholders who hold Units and Preferred Units directly through Goldman Sachs such notices of meetings and other material supplied to it by a Fund in connection with Unitholder or Preferred Unitholder meetings of a Fund and shall receive, examine and tabulate returned proxies and certify the vote to a Fund, all as and to the extent requested by a Fund. Goldman Sachs will not have any such responsibilities with respect to Units and Preferred Units held through omnibus sub-agents or third party broker-dealers.

4.11.

Goldman Sachs shall deliver (at a Fund’s expense) prospectuses and financial reports to current Unitholders and Preferred Unitholders who hold Units and Preferred Units directly through Goldman Sachs upon request by a Fund but shall not be responsible for delivering prospectuses and financial reports to Unitholders and Preferred Unitholders who hold Units and Preferred Units through omnibus sub-agents or third party broker-dealers.

4.12.

Goldman Sachs shall cooperate with a Fund and such Fund’s independent public accountants in connection with: (a) the preparation of reports to Unitholders and Preferred Unitholders, to the Securities and Exchange Commission (including all required periodic and other reports), to state securities commissioners, and to others, (b) annual and other audits of the books and records of a Fund, and (c) other matters of a like nature.

4.13.

Goldman Sachs shall maintain procedures and systems reasonably designed to safeguard from loss or damage attributable to fire, theft, misuse or any other cause a Fund’s records and other data and Goldman Sachs’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder.

4.14.	Goldman Sachs shall respond to written inquiries as required by applicable law, including Rule 17Ad-5 under the 1934 Act.

4.15.	Goldman Sachs, in the performance of its duties hereunder:

(a)

shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in the like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(b)

shall act in conformity with each Fund’s Limited Liability Company Agreement, Certificate of Formation or other organizational documents (such documents, as presently in effect and as amended from time to time and provided to Goldman Sachs by a Fund are herein called the “Organizational Documents”), the Unitholder Documents and any instruction, and will, subject to the standard set forth in paragraph 4.15(a) above, comply with and conform to the requirements of the 1940 Act, the 1934 Act

(particularly Section 17A thereof) and all other applicable federal and state laws, regulations and rulings; and

(c)

shall not be liable for any damages, including those resulting from its failure to perform its obligations under the terms of this Agreement, provided such damages or failure are due to an act of God, equipment or transmission failure, strike or other cause reasonably beyond its control.

5.	INSTRUCTIONS

5.01.

Goldman Sachs shall be deemed to have received instructions (as that term is used herein) upon receipt of written instructions (including receipt by email or facsimile), which may be continuing instructions, approved by a majority of a Fund Board or by a person that a Fund Board has authorized to give the particular class of instructions in question. Different persons may be authorized to give instructions for different purposes, and instructions may be general or specific in terms. A certified copy of the relevant Organizational Document, resolution or action of a Fund Board may be received and accepted by Goldman Sachs as conclusive evidence of the authority of any such persons to act and may be considered to be in full force and effect until receipt by Goldman Sachs of written notice to the contrary.

5.02.

At any time Goldman Sachs may apply to the Investment Manager or any officer of a Fund or any person authorized to give instructions, and may consult with legal counsel to such Fund, with respect to any matter arising in connection with the services to be performed by Goldman Sachs under this Agreement, and Goldman Sachs and its agents and subcontractors shall not be liable and shall be indemnified by a Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.

5.03.

A Fund shall provide instructions to Goldman Sachs from time to time as to, among other things, (i) the existence or termination of any restrictions on the transfer of any Units, (ii) requirements regarding evidence required by Unitholders in order to transfer Units, including that the transfer is exempt from registration under the Securities Act of 1933, as amended, and that the proposed transferee meets requirements imposed by a Fund with respect to Unitholder eligibility and suitability, (iii) instructions regarding distributions, cancellation of Units or reallocation of Units from one Unitholder to another, and the collection and receipt of interest payments for delinquent or defaulted Unitholders and (iv) the requirement for a stop transfer order to attach to any Units or for any other notation or transfer restriction to attach to any Units.

6.	COMPENSATION

6.01.	For the services provided by Goldman Sachs pursuant to this Agreement, each Fund will pay to Goldman Sachs as full compensation therefor the compensation set forth in the schedule of even date herewith delivered by Goldman Sachs to such Fund until a different compensation schedule shall be agreed upon in writing between the parties which schedule shall be preceded by approval by the Fund Board, including the Managers on the Fund Board who are not interested persons of the Fund or Goldman Sachs.

6.02.

Unless otherwise provided in this Agreement, Goldman Sachs shall bear its own costs of providing services under this Agreement, including, without limitation, costs associated with engaging agents to assist it in carrying out its obligations hereunder. Notwithstanding the foregoing, each Fund shall bear the costs of its own operations including any required communications or mailings to Unitholders or Preferred Unitholders. Nothing in this Agreement shall restrict the ability of a Fund and/or the Investment Manager to pay servicing and other fees to Goldman Sachs and/or its agents for services performed outside the terms of this Agreement.

6.03.

Each Fund shall be directly responsible for the costs associated with the bank accounts maintained to support the settlement of Unitholder and Preferred Unitholder activity, including but not limited to purchases, dividends or distributions, capital gains, reallocations and repurchases and will benefit directly from any net earnings credits associated with these bank accounts. The bank accounts will be held in the name of Goldman Sachs or a Fund’s registered sub-transfer agent for the benefit of such Fund. All charges or earning credits will be allocated to a Fund by Goldman Sachs no less frequently than quarterly.

6.04.

Each Fund and Goldman Sachs recognize that future regulatory obligations of Goldman Sachs in respect of the transfer agency and related services that it provides to a Fund hereunder may cause the apportionment of responsibilities and resulting compensation described hereunder to be reevaluated by the parties in good faith.

7.	INDEMNIFICATION

7.01.

Each Fund hereby agrees to indemnify and hold harmless Goldman Sachs, its officers, partners and employees and each person, if any, who controls Goldman Sachs (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Goldman Sachs’ actions hereunder. Each Fund will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.

7.02.	It is understood, however, that nothing in this Section 7 shall protect any Indemnified Party, or entitle any Indemnified Party to indemnification against any liability to a Fund or its Unitholders or Preferred Unitholders to which such party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of the reckless disregard of the obligations and duties under this Agreement by any Indemnified Party.

8.	TERM OF AGREEMENT

8.01.

This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto, which agreement shall be preceded by approval by a Fund Board, including the Managers on a Fund Board who are not interested persons of a Fund or Goldman Sachs, and may be terminated (except as to paragraphs 7.01 and 7.02) by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect no sooner than 120 days after the date of such delivery or mailing.

8.02.

Goldman Sachs and each Fund may agree from time to time, by written instrument signed by both parties, on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretative or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

9.	MISCELLANEOUS

9.01.

Without limiting the other provisions hereof, notice and other writings delivered or mailed postage prepaid to a Fund in care of Goldman Sachs & Co. LLC, 71 South Wacker Drive, Chicago, Illinois 60606, Attention: Unitholder Services, or to such other address as a Fund or Goldman Sachs may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

9.02.

This Agreement shall be binding on and shall inure to the benefit of a Fund and Goldman Sachs and their respective successors, shall be construed according to the laws of Illinois, and may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement may not be assigned by Goldman Sachs. The term “assigned” shall be construed consistently with the term “assignment” as defined in Section 2(a)(4) of the 1940 Act and Rule 2a-6 thereunder as if such Rule applied to transfer agents, such as Goldman Sachs. The headings in this Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Any provision in this Agreement requiring compliance with any statute or regulation, shall mean such statute or regulation as amended and in effect from time to time.

GOLDMAN SACHS PRIVATE MARKETS FUND 2018 LLC

Attest:	By:

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GOLDMAN SACHS PRIVATE MARKETS FUND 2018 (A) LLC

Attest:	By:

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GOLDMAN SACHS PRIVATE MARKETS FUND 2018 (B) LLC

Attest:	By:

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GOLDMAN SACHS & CO. LLC

Attest:	By:

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[Signature page to

Transfer Agency Agreement]

APPENDIX A

Goldman Sachs Private Markets Fund 2018 LLC

Goldman Sachs Private Markets Fund 2018 (A) LLC

Goldman Sachs Private Markets Fund 2018 (B) LLC

GOLDMAN SACHS & CO. LLC

Transfer Agency Fee Schedule

and Amendment to Paragraph 6.02

of Transfer Agency Agreement

For the services provided by Goldman Sachs & Co. LLC pursuant to the Transfer Agency Agreement dated [     ], 2018 (the “Agreement”), each closed-end management investment company, severally and not jointly, shall pay to Goldman Sachs & Co. LLC as full compensation therefor a fee payable quarterly at the annual rate set forth below of the average net asset value of Units and Preferred Units issued and outstanding of such Fund at the end of the then-current quarter and the prior calendar quarter (and, in the case of a Fund’s first quarter, its net asset value as of such quarter-end).

Fund	Annual Rate Applicable to Each Fund

Goldman Sachs Private Markets Fund 2018 LLC	0.00%

Goldman Sachs Private Markets Fund 2018 (A) LLC	0.12%

Goldman Sachs Private Markets Fund 2018 (B) LLC	0.12%

[Signature page follows.]

Goldman Sachs & Co. LLC

By: [ ]

(Authorized Officer)

Goldman Sachs Private Markets Fund 2018 LLC

By:  [ ]

(Authorized Officer)

Goldman Sachs Private Markets Fund 2018 (A) LLC

By:  [ ]

(Authorized Officer)

Goldman Sachs Private Markets Fund 2018 (B) LLC

By:  [ ]

(Authorized Officer)